EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87358) pertaining to the Amended and Restated Stock Option Plan of MSN Holdings, Inc. and the MSN Holdings, Inc. 2001 Stock Incentive Plan of Medical Staffing Network Holdings, Inc. of our report dated October 23, 2002 (except for Note 10, as to which the date is November 7, 2002), with respect to the financial statements of Clinical Resource Services, Inc. for the year ended June 30, 2002, included in MSN Holdings, Inc.'s Current Report on Form 8-K/A dated January 21, 2003.

                                        /s/ Ernst & Young LLP

Miami, Florida
January 20, 2003